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                                                                    EXHIBIT 99.1


THURSDAY FEBRUARY 15

PRESS RELEASE

ACS ANNOUNCES PLACEMENT OF $300 MILLION OF CONVERTIBLE SUBORDINATED NOTES

DALLAS, Feb 15/PRNewswire/ -- Affiliated Computer Services, Inc. (NYSE: ACS), announced today that the Company has completed its private placement of $300 million principal amount of its 3.5% Convertible Subordinated Notes due February 15, 2006, subject to customary closing conditions. The notes will be convertible into the Company's Class A common stock at an initial conversion price of $86.87 per share. The Company has also granted an option to purchase up to $50 million principal amount of notes to the extent necessary to cover over-allotments.

The net proceeds of this issuance will be used to pay down a portion of amounts outstanding under the Company's existing credit facility, and for general corporate purposes which may include acquisitions.

The notes have not been registered under the Securities Act of 1933 as amended, and may not be offered or sold in the United States unless they are registered, or unless such sale is exempt from registration requirements of the Securities Act.

ACS is a Fortune 1000 company comprised of nearly 20,000 people in 21 countries providing technology solutions to commercial and government clients worldwide. The company delivers e-solutions, systems integration services, and a complete range of technology outsourcing and business process outsourcing solutions to world-class clients. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS". ACS makes technology work for our clients. Visit ACS on the Internet at http://www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

SOURCE: ACS, Inc.